Exhibit 10.85

EMPLOYEE AGREEMENT
(EQUITY RECIPIENTS)
This Employee Agreement for Equity Recipients (“Agreement”) is entered into by me, the undersigned equity recipient, and The Dun & Bradstreet Corporation, a Delaware corporation with its Principle place of business at 103 JFK Parkway, Short Hills, NJ (the “Company”) for the benefit of Dun & Bradstreet, Inc. In consideration of an equity grant from the Company, which I have no entitlement to receive and the sufficiency of which in support of this Agreement is hereby acknowledged, I agree to the following terms and conditions in connection with my employment with the Company or its parent, direct or indirect subsidiaries and all affiliated entities (the “Company Group”):

1.	Compliance with Company Group Policies.

A.
I agree that I will observe any and all rules and policies the Company Group may now or hereafter establish, governing the conduct of its employees and business, including the Company’s Code of Conduct, which may be revised from time to time.

B.
I acknowledge that other than what may have been previously disclosed in writing to my manager, I have no interest that might be deemed to be a conflict of interest under the Company’s Code of Conduct.

C.
I agree that I have not brought any trade secrets or other confidential or proprietary information of a former employer to the Company Group. I agree that I have not and/or will not disclose or use in the performance of my work with the Company Group any trade secrets or other confidential or proprietary information of a former employer or of any third party (other than a third party who has revealed or delivered such materials or information to the Company Group pursuant to a contractual relationship or otherwise in the course of the Company’s business). I further acknowledge and represent that my employment with the Company or a parent, subsidiary or affiliate of the Company (the “Employer”) will not conflict with and will not be constrained by any prior employment agreement or relationship.

2.	Proprietary Information.

A.
I understand that during the course of my employment with the Company or the Employer, I have received and/or will receive and have access to proprietary information of the Company Group, as well as similar information pertaining to the Company Group’s clients, customers, vendors, and business relationships. The term “Proprietary Information” or “the Company’s Proprietary Information” includes, without limitation, the following information and materials, whether or not reduced to writing, developed or conceived for or by the Company Group, otherwise belonging to the Company Group, or in the custody of the Company

Group: computer software, including all source and object codes, flow charts, algorithms, coding sheets, routines, sub-routines, compilers, assemblers, design concepts and related documentation and manuals; production processes, collection and receivable management processes, procedures and techniques, marketing techniques, licensing or sales policies, financial information, employee names and job descriptions, customer and prospective customer names, contact information and requirements, data and other information or material relating to the manner in which the customer, prospective customer or the Company Group does business; ideas, improvements, modifications, developments, discoveries, concepts, ideas (including but not limited to the nature and results of research and development activities), processes, formulae, techniques, drawings and specifications and/or designs made, conceived, derived, or reduced to practice by me, solely or in conjunction with others, whether on my time or not, derived from or related to my access to or knowledge of any of the information or material described herein or relating to any subject whatsoever; documents in any way relating to the Company Group’s business, information qualifying as trade secret under the U.S. Uniform Trade Secrets Act, and any other information or material relating to the business or activities of the Company Group that is not generally known to others engaged in similar businesses or activities.

B.
I understand that Proprietary Information will not include any information or material which is or which comes into the public domain through no fault of my own, or was known to me prior to any affiliation with the Company Group. The failure to mark any of the Proprietary Information as confidential will not affect its status as Proprietary Information.

3.Proper Use of Proprietary Information. I understand that I have been and/or am being provided access to the Company’s Proprietary Information to perform my work at the Company or the Employer. As the disclosure or misuse of the Company’s Proprietary Information could cause it severe injury, I agree that during the time that I am an employee of the Company or the Employer, and at all times thereafter, I will keep secret and will not use or disclose any Proprietary Information to any person or entity, whether or not employed by the Company or the Employer, in any fashion or for any purpose whatsoever, except at the request of or with prior written consent of the Company Group (or as may be required by applicable law) or as needed during my employment to perform my assigned duties. I also agree that I will not, either during the period of employment with the Company or the Employer or thereafter, publish or cause to be published, release or cause to be released or otherwise make available to any third party any originals or copies of Proprietary Information or of documents containing Proprietary Information unless I have received prior written consent of the Company Group (or as may be required by applicable law). Except as required by my job responsibilities during any period of employment with the Company or the Employer, I agree that I will not remove from the Company Group’s place(s) of business any originals or copies of Proprietary Information or of documents containing Proprietary Information.

4.Return of Company Group Property. While I am an employee of the Company or the Employer, I agree to store and maintain all Proprietary Information in a secure place. When my employment with the Company or the Employer ends (regardless of the reason), I agree not to take any originals and copies of Proprietary Information or of documents containing Proprietary Information that are either in my possession or in my control, no matter what form the Proprietary Information is in and no matter how I acquired it. When my employment with the Company or the Employer ends, I will immediately return to the Company or the Employer, as applicable, any and all Company Group information, documents, online or cloud account access data, equipment and electronics, including, but not limited to, Proprietary Information received from the Company Group, and any Company Group customer, client or vendor.
5.Non-Competition/Non-Interference.

A.
I understand and agree that especially given my role as an executive with the Company or the Employer, the Company Group will provide me access to Proprietary Information during the course of my employment. In consideration of the use of this Proprietary Information, and in order to protect the legitimate business interests, goodwill, and Proprietary Information of the Company Group, I agree that, unless I receive prior written consent from the Company’s CEO or Chairman, for the entire period of my employment and for twelve (12) months after the date my employment terminates with the Company or the Employer for any reason, I will not directly or indirectly: (a) engage, own, manage, operate, finance, render services or otherwise participate in any business entity that competes, directly or indirectly, with the Company Group, as such are listed on Schedule A to this Agreement, which may be amended or supplemented by the Company from time to time in its sole discretion; or (b) interfere with, disrupt or damage or attempt to interfere with, disrupt or damage the business of the Company Group, or the relationships between the Company Group, and its customers, clients, vendors, or other business relationships.

B.	If I am employed by the Company or the Employer primarily in the State of California or any other state or country that prohibits covenants not to compete, then Section 5(A) shall not apply.

C.
I agree that the non-competition provision in Section 5(A) will not completely bar me from obtaining work in my chosen profession or inflict any undue hardship on me. Rather, it is reasonably and narrowly tailored to protect the Company Group’s business interests, and that because of the amount and nature of the Proprietary Information and customer relationships to which I have or will have access during my employment, as well as the fact that the Company Group has offices and employees globally, and that the nature of the Company Group’s business may be, and generally is, conducted globally and may be handled electronically and telephonically from anywhere, I acknowledge that the geographic reach of the non-competition restriction is reasonable.

D.
If I reside outside the U.S. and the law of the country in which I work requires compensation during the period of restriction for the covenants not to compete to be enforceable, the Company or the Employer may arrange for the payment of such compensation as required under local law.

6.Non-Solicitation of Customers. In consideration of the use of the Company’s Proprietary Information, and in order to protect the legitimate business interests, goodwill, and Proprietary Information of the Company Group, I agree that, unless I receive prior written consent from the Company’s CEO or Chairman, for the entire period of my employment and for twelve (12) months after the date my employment terminates with the Company or the Employer for any reason, I will not directly or indirectly, on behalf of myself or any other person or entity, solicit, communicate or call upon, any customer or prospective customer of the Company Group whom I rendered services or otherwise had contact during the last twelve (12) months of my employment with the Company or the Employer, or about which I had access to Proprietary Information, for the purpose of providing through myself or a third party any product or service reasonably deemed competitive with any product or service offered by the Company Group or to induce or encourage such customers or prospective customers to limit, reduce, or terminate their relationships with the Company Group. I agree that this restriction is reasonable as I will and/or have had contact with and have and/or will become aware of and/or have received Proprietary Information about some, most or all of the Company Group’s customers and clients, representatives of those customers, their names and addresses, specific customer needs and requirements, and/or leads and references to prospective customers. If I am employed by the Company or the Employer primarily in the State of California or any other state or country that prohibits customer non solicitation covenants, then this Section shall not apply.
7.Non-Solicitation of Employees. I agree that the Company Group has made a significant investment in its employees and independent contractors and that I will and/or have received Proprietary Information regarding such individuals. I therefore agree that, unless I receive prior written consent from the Company’s CEO or Chairman, for the entire period of my employment and for twelve (12) months after the date my employment terminates with the Company or the Employer for any reason, I will not directly or indirectly (a) solicit, recruit, induce, or attempt to influence any person employed by or working with the Company Group or independent contractor to terminate his or her employment or contract with the Company Group or work for another employer or person; or (b) hire or retain, through my own efforts or through the efforts of another person or entity any person who was during the prior twelve (12) months an employee or independent contractor of the Company Group. If I am employed by the Company or the Employer primarily in the State of California then this Section 7(b) shall not apply.
8.The Company Group’s Ownership of Intellectual and Other Property.

A.
I agree that the Company Group shall at all times retain full ownership in and to all information respecting its business, and shall be the sole and exclusive owner of all Proprietary Information and that during my employment I will use my skills and abilities, solely or in conjunction with others, to conceive and devise Proprietary Information. To this end, I agree to promptly and fully disclose in writing to the Company Group, or its authorized representative (other than me), all inventions made, conceived, derived or reduced to practice by me, solely or in conjunction with others, whether on my time or not, relating to any subject whatsoever during my employment by the Company or the Employer or service as a director or consultant. I acknowledge that any work I create, author, form, conceive, fix in a tangible medium of expression and/or reduce to practice at any time during my employment with the Company or the Employer shall be deemed “work made for hire” under the U.S. copyright or similar foreign laws. If such work is not a “work made for hire,” I hereby grant, assign, and convey to the Company Group without further compensation, rights, titles, and interest worldwide therein including, without limitation, all patents, copyrights, trademarks, trade secrets, ideas, concepts, know-how and other intellectual property rights contained therein. I further agree to waive any so-called moral rights in the work under the law of the United States or any foreign laws.

B.
I agree to take all steps necessary, at the Company Group’s expense and direction, but without further compensation, to execute and assign any instruments to enable the Company Group to obtain on its behalf copyright, trademark, patent, or other protection anywhere in the world in order to give the Company Group the sole and exclusive right, title, and interest in such Proprietary Information and/or such works. I also agree to help the Company Group as requested in any legal proceedings pertaining to inventions, concepts, trademarks, copyrights, patent applications, and patents of which I have knowledge.

C.
If the Company Group determines that any invention disclosed does not fall within the terms of Section 8(A) above, then I can ask for and receive, at the Company Group’s sole discretion, a release of any rights and interest in and to such invention that the Company Group may have with respect to it. If we disagree as to whether an invention is included within the terms of Section 8(A), it will be my responsibility to prove that it is not within the terms of Section 8(A), provided that the Company Group shall reasonably review my position.

D.
I understand that any provision in this Agreement requiring me to assign rights to an invention does not apply to any invention that fully qualifies under California Labor Code Section 2870, which states:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (ii) result from any work performed by the employee for the employer.

9.	Personal Data.
For the exclusive purpose of implementing, administering and managing the Company’s plans and benefit programs, the Company holds certain personal information about me (“Personal Data”), including, but not limited to, my name, home address and telephone number, date of birth, social security number or other identification number, salary information, nationality, job title, any shares or directorships held in the Company Group, and details of all restricted stock units or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in my favor.

A.
I explicitly and unambiguously consent to the collection, use, retention and transfer, in electronic or other form, of my Personal Data by and among employees of the Company, the Employer and the Company’s affiliates, for the exclusive purpose of implementing, administering and managing my participation in the Company’s plans and benefit programs.

B.
In addition, I explicitly and unambiguously consent to the transfer, in electronic or other form, of my Personal Data to third parties assisting in the implementation, administration and management of the Company’s Plans and Benefits programs (the “Recipients”). I acknowledge and understand that the Recipients may be located in my country or elsewhere, including the United States, and that the Recipients’ country may have different data privacy laws and protections than my country. I authorize the Recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the exclusive purpose of implementing, administering and managing my participation in the Company’s plans and benefit programs.

C.
My Personal Data will be held by the Company as long as is necessary to implement, administer and manage my participation in the Company’s plans and benefit programs and/or as required by applicable law and the Company’s or third party’s retention policy.

D.
If I reside outside the U.S., then I may, at any time, view my Personal Data, request from the Company in writing reasonable additional information about the storage and processing of my Personal Data,

request any amendments to my Personal Data necessary to make such data accurate, request a list with the names and addresses of any potential recipients of the Personal Data, or withdraw the consent to use of my Personal Data under this Agreement by contacting in writing the People Service Center at peopleservicecenter@dnb.com. I understand that I am providing my consent voluntarily. If I do not consent, or if I later seek to revoke my consent, then my employment status and career will not be adversely affected. I acknowledge and understand that withdrawal of my consent may affect my ability to exercise or realize the benefits from the plans and programs the Company offers where this information is needed.

10.	Miscellaneous Provisions.

A.
Because of the valuable and unique nature of the Proprietary Information and the Company Group’s relationships with its Customers and employees, I acknowledge that the Company Group will suffer irreparable harm if I breach any of my obligations under this Agreement and monetary damages will be inadequate to fully compensate the Company for any breach hereof. Accordingly, in the event of my breach or threatened breach of these provisions, in addition to any other remedies or rights of the Company, the Company shall be entitled to an injunction to enforce the terms of this Agreement and, if successful, to recover its reasonable attorneys’ fees and costs incurred in enforcing this Agreement.

B.
The failure of the Company to enforce at any time any provision of this Agreement will not be construed to be a waiver of such provision or of any other provision. Any waiver or modification of the terms of this Agreement will only be effective if reduced to writing and signed by both the Company’s Chief Executive Officer and me. Another agreement indicating generally that it supersedes “similar” agreements or agreements with like provisions shall not act to waive or supersede the requirements and rights contained in this Agreement.

C.
This Agreement shall be construed and interpreted according to the laws of the State of New Jersey, excluding the conflict-of-law principles thereof. Any action regarding this Agreement or its enforcement shall be subject to the exclusive jurisdiction of the courts of New Jersey and shall be brought in the United States District Court for the District of New Jersey or in the Superior Court of the State of New Jersey, Essex County, and I consent to personal jurisdiction therein. To the fullest extent permitted by law, each party waives any right to trial by jury with respect to any proceeding arising out of or relating to this Agreement.

D.
I understand that my obligations under this Agreement will continue after I leave the Company Group. In the event that I violate any of the provisions of this Agreement, the obligations contained in those provisions will toll during the period of my breach and run from the date on which I ceased to be in violation of any such provision.

E.
If any provision or portion thereof contained in this Agreement is held to be invalid or unenforceable, the court is requested and authorized to revise such provision to include the maximum restriction allowed under applicable law. If any provision in this Agreement is determined to be in violation of any law, rule or regulation or otherwise unenforceable, and cannot be modified to be enforceable, such determination shall not affect the validity of any other provision of this Agreement, and such other provisions shall remain in full force and effect. Each provision, section and subsection of this Agreement is severable from every other provision, section and subsection and constitutes a separate and distinct covenant.

F.	The Company may assign this Agreement to any successors or assigns, and I understand that I am bound to any successor or assign of the Company.

G.
The Company reserves the right to impose other requirements on this Agreement to the extent the Company determines it is necessary or advisable under local law, and I agree to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

H.
If I reside outside the U.S. and the law of the country in which I work at the execution of this Agreement requires that this Agreement be translated into that country’s language, the Company agrees to promptly provide an appropriate translation, the terms of which shall govern the operation of this Agreement. By accepting this Agreement, I acknowledge and agree that I have read and understood this Agreement in the language in which it has been provided to me. I further understand and agree that I have the right to request a translation of this Agreement into any language of my choice prior to acceptance.

11.    Electronic Acceptance.
I acknowledge that if I have accepted this document through any electronic means, I agree to and accept the terms of this Agreement and they shall have the same force and effect as if I had signed it manually. Finally, I understand that any grant of Company equity made to me in the year that I enter into this Agreement may be withdrawn if I fail to agree to and accept the terms of this Agreement within the time established by the Global Total Rewards Team.

I understand that neither this Acknowledgement nor any written or oral representation that may have been made to me is intended to create a contract or guarantee of employment for any particular period of time. If I am employed in the United States, my employment at the Company or the Employer is and/or will be “at will,” which means that either the Company or the Employer, as applicable, or I may end the relationship at any time for any reason or no reason.

I have had a reasonable time period to consider the terms and provisions of this Agreement.
I have carefully read this Agreement in its entirety, I fully understand what it means, I am entering into it knowingly and voluntarily, of my own free will, without duress or coercion of any kind, and all of my representations in it are true.

Employee Name (Print):
Employee Signature:
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